Exhibit 99.1



FIRST                                                    22 West State Street
KEYSTONE                                                      Media, PA 19063
FINANCIAL, INC.                                                  610-565-6210


                           FOR IMMEDIATE RELEASE


                     FIRST KEYSTONE FINANCIAL ANNOUNCES

                           THIRD QUARTER RESULTS

     Media, PA -- (BUSINESS WIRE) -- August 14, 2007 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the "Bank"), reported today net income for the quarter ended June 30, 2007 of $115,000, or $0.05 per diluted share, compared to $267,000, or $0.14 per diluted share, for the same period last year. Net income for the nine months ended June 30, 2007 was $370,000, or $0.17 per diluted share, as compared to $730,000, or $0.38 per diluted share, for the same period in 2006.

     Net interest income for the three months ended June 30, 2007 decreased $337,000, or 11.9%, to $2.5 million as compared to the same period in 2006.
The decrease in net interest income was primarily the result of a $318,000, or 7.5%, increase in interest expense for the quarter ended June 30, 2007 due to a 45 basis point increase in the weighted average rate paid on interest-bearing liabilities, primarily deposits. The Company's net interest margin decreased by 21 basis points in the third quarter of fiscal 2007 to 2.12%, as compared to 2.33% for the third quarter of fiscal 2006 reflecting the continued compression being experienced in the interest rate environment.

     On a linked quarter basis, net interest income decreased $114,000, or 4.4%. During the third quarter of fiscal 2007, as compared to the second quarter of fiscal 2007, the Company experienced a 13 basis point decrease in the yield earned on average interest-earning assets as well as a 2 basis point increase in the rates paid on interest-bearing liabilities combined with a slight increase in the average balance of net interest-earning assets. The Company experienced a slight compression of its interest rate margin on a linked quarter basis.

      At June 30, 2007, non-performing assets increased $575,000 million to $3.2 million from $2.6 million at March 31, 2007 and $429,000 from $2.7 million at September 30, 2006. During the quarter, the increase in non-performing assets was a result of an increase of $389,000 in non-accrual loans and $552,000 in commercial business loans that are 90 days delinquent and still accruing. At June 30, 2007, the Company's ratio of non-performing assets to total assets was 0.60% compared to 0.49% at March 31, 2007.

     For the three months ended June 30, 2007 as compared to the three months ended June 30, 2006, the provision for loan loss increased $19,000 to $100,000. The provision for loan loss was based on the Company's quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs during the third quarter of fiscal 2007 and other factors. The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 102.47% and 136.57% at June 30, 2007 and March 31, 2007, respectively.



     For the quarter ended June 30, 2007, non-interest income increased $58,000 to $726,000 as compared to the same period last year. The increase was primarily the result of a $35,000, or 8.7%, increase in service charges and other fees resulting from higher fees being charged. In addition, the Company recognized an increase of $24,000 gain on sales of SBA loans held for sale.

     Non-interest expense decreased $135,000 to $3.0 million for the quarter ended June 30, 2007 as compared to the same period last year. The decrease for the quarter ended June 30, 2007 was primarily due to decreases of $145,000 and $43,000 in professional fees and advertising, respectively, partially offset by increases of $27,000 and $44,000 in salaries and employee benefits and other non-interest expense, respectively.

     The Company recognized income tax benefits of $30,000 and $19,000 for the quarters ended June 30, 2007 and 2006, respectively. The increase in the income tax benefit for the 2007 period was primarily related to the decrease in taxable income for such period.

     The Company's total assets increased slightly by $1.6 million from $523.0 million at September 30, 2006 to $524.6 million at June 30, 2007. Cash and cash equivalents increased by $28.1 million to $40.9 million at June 30, 2007 from $12.8 million at September 30, 2006 primarily due to increased cash balances on hand, loan repayments and, to a lesser extent, mortgage-related securities repayments. Loans receivable decreased by $18.9 million from $323.2 million at September 30, 2006 to $304.3 million at June 30, 2007 primarily as a result of the Company experiencing repayments within the commercial real estate loan portfolio. Deposits increased $4.1 million, or 1.1%, from $358.8 million at September 30, 2006 to $362.9 million at June 30, 2007. The increase in deposits resulted from a $6.5 million, or 3.5%, increase in certificates of deposit partially offset by a $3.1 million, or 2.4%, decrease in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts). In addition, the junior subordinated debentures decreased $6.2 million, or 28.9%, from $21.5 million at September
30, 2006 resulting from the redemption of a portion of the Company's junior subordinated debentures with the proceeds raised by the private equity offering completed in December 2006.

     Stockholders' equity increased $5.4 million to $34.0 million at June 30, 2007 from September 30, 2006 primarily due to the Company's completion of the private equity offering which raised net proceeds of approximately $5.8 million. The Company issued 400,000 shares of common stock from treasury resulting in a reduction in treasury stock by $6.2 million.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the continuation of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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                       FIRST KEYSTONE FINANCIAL, INC.

                         SELECTED OPERATIONS DATA
                   (In thousands except per share data)
                               (Unaudited)

                                                   Three Months Ended    Nine Months Ended
                                                        June 30,             June 30,
                                                ------------------------------------------
                                                    2007       2006       2007      2006
                                                ------------------------------------------
Net interest income                               $ 2,505    $ 2,842    $ 7,585   $ 8,450
Provision for loan losses                             100         81        275       651
Non-interest income                                   726        668      2,326     2,242
Non-interest expense                                3,046      3,181      9,436     9,400
                                                ------------------------------------------
Income before taxes                                    85        248        200       641
Income tax benefits                                   (30)       (19)      (170)      (89)
                                                ------------------------------------------
Net income                                        $   115    $   267    $   370   $   730
                                                ==========================================
Basic earnings per share                          $  0.05    $  0.14    $  0.17   $  0.39
Diluted earnings per share                           0.05       0.14       0.17      0.38
Dividends per share                                    --         --         --      0.11
Number of shares outstanding at end of period   2,432,498  2,024,074  2,432,498  2,024,074
Weighted average basic shares outstanding       2,307,671  1,892,876  2,200,013  1,890,601
Weighted average diluted shares outstanding     2,325,708  1,915,564  2,218,253  1,913,431

------------------------------------------------------------------------------------------

                         FIRST KEYSTONE FINANCIAL, INC.

                             SELECTED FINANCIAL DATA

                      (In thousands except per share data)
                                  (Unaudited)

                                                               June 30,   September 30,
                                                                 2007          2006
                                                              -------------------------
Total assets                                                  $524,586      $522,960
Loans receivable, net                                          304,286       323,220
Investment and mortgage-related securities available for sale  106,903       103,416
Investment and mortgage-related securities held to maturity     36,364        41,612
Cash and cash equivalents                                       40,893        12,787
Deposits                                                       362,931       358,816
Borrowings                                                     104,398       107,241
Junior subordinated debt                                        15,270        21,483
Loan loss allowance                                              3,234         3,367
Total stockholders' equity                                      34,045        28,659
Book value per share                                            $14.73        $14.13







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                          FIRST KEYSTONE FINANCIAL, INC.

                              OTHER SELECTED DATA
                                  (Unaudited)

                                                         At or for the      At or for the
                                                      Three Months Ended  Nine Months Ended
                                                            June 30,           June 30,
                                                      --------------------------------------
                                                         2007     2006     2007      2006
                                                      --------------------------------------
Return on average assets (1)                             0.09%    0.20%    0.10%     0.19%
Return on average equity (1)                             1.33%    3.91%    1.51%     3.50%
Interest rate spread (1)                                 2.05%    2.35%    2.09%     2.36%
Net interest margin (1)                                  2.12%    2.33%    2.12%     2.35%
Interest-earning assets/interest-bearing liabilities   101.62%   99.47%  100.94%    99.75%
Operating expenses to average assets (1)                 2.39%    2.43%    2.46%     2.43%
Ratio of non-performing assets to total assets at
  end of period                                          0.60%    0.60%    0.60%     0.60%
Ratio of allowance for loan losses to gross loans
  receivable                                             1.05%    0.90%    1.05%     0.90%
Ratio of loan loss allowance to non-performing loans
  at end of period                                     102.47%  637.18%  102.47%   637.18%


     (1) Annualized.



     CONTACT:  Thomas M. Kelly, President
               Rose M. DiMarco, Chief Financial Officer
               (610) 565-6210





















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